Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-139857) pertaining to the SuperMedia Inc. Long Term Incentive Plan and the Registration Statement (Form S-8 No. 333-150545) pertaining to the SuperMedia Inc. 2009 Incentive Compensation Plan of our report dated March 21, 2013, with respect to the consolidated financial statements of SuperMedia Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Dallas, Texas
March 21, 2013